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                                                                       EXHIBIT 1

                          MANAGEMENT SERVICES AGREEMENT

      MANAGEMENT SERVICES AGREEMENT dated July 18, 2002 between CENTRAL MINERA CORP. (the "Corporation") of 2555 Keats Rd, North Vancouver, BC V7H 2M7 (Facsimile: (604) 985 6168) and FIRST FISCAL MANAGEMENT LTD. (the "Contractor") of Suite 1040 - 885 West Georgia Street, Vancouver, BC V6C 3E8 (Facsimile: (604) 669-0131)

                                    RECITALS

The Corporation wishes to engage the Contractor to provide certain management and administrative services and the Contractor is willing to perform such services on and subject to the terms and conditions set out in this Agreement.

                                    AGREEMENT

THEREFORE, in consideration of the foregoing, of the mutual agreements set out in this Agreement, and of other good and valuable consideration, receipt of which is hereby acknowledged, and subject to and on the terms and conditions set out in this Agreement, the parties agree as follows:

1.       DEFINITIONS

In this Agreement:

(a) "Board" means the Board of Directors from time to time of the Corporation.

(b) "Notice Period" means six months commencing on the day after termination of the Contractor's retainer.

2.       APPOINTMENT

2.1 The Corporation agrees to retain the Contractor to provide management services (the "Services") from time to time as required by the Board and the Contractor agrees to provide such Services, reporting directly to the Board, subject to the terms and conditions of this Agreement. The Services to be provided by the Contractor shall include the following:

         (a) assisting in formulating and developing the Corporation's strategic vision and policy and making recommendations to the Board with respect to the ongoing development of all aspects of the business, finances and affairs of the Corporation;

         (b) interpreting, communicating and implementing any policies, strategies or plans approved by the Board;

         (c) representing the Corporation to its shareholders, to the government and regulatory agencies and to the mining industry;

         (d) liaising with, advising and reporting to the Board upon all aspects of the business and affairs of the Corporation; and

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         (e)      such other duties as may be reasonably directed from time to time by the Board.

The Contractor further agrees to provide secretarial support services for and on behalf of the Corporation as may, from time to time, be agreed upon by the parties and the Contractor further agrees to provide commercially reasonable office facilities for the use of the Corporation.

2.2 The Contractor agrees that it shall make the services of Michael Cytrynbaum available to the Corporation for the purposes of performing the Services described herein. The parties agree that Mr. Cytrynbaum will devote such time and effort to performing the Services as may from time to time be required, but nothing in this Agreement shall require any particular time commitment from Mr. Cytrynbaum, nor shall anything in this Agreement be interpreted to preclude the Contractor or Mr. Cytrynbaum from accepting engagements to perform services similar to the Services for other persons, firms or corporations, or from pursuing its or his own separate business interests, provided, however, that such engagements or business interests do not involve or result in any conflict with the duties owed by either of them to the Corporation.

2.3 The term of the Contractor's appointment shall commence on the date hereof and continue to one year, to be automatically renewed for successive one year terms, subject only to termination in accordance with the provisions of
Section 5.

3.       RELATIONSHIP BETWEEN THE PARTIES

3.1 The parties agree and intend that the relationship of the Contractor to the Corporation pursuant to this Agreement is that of independent contractor. The staff of the Contractor are not employees of the Corporation, and are not entitled to any benefits provided by the Corporation to its employees.

3.2 The Contractor shall provide the Services in Vancouver, British Columbia except for required travel on the Corporation's business.

3.3 During the continuance of its retainer under this Agreement, the Contractor shall:

         (a) devote sufficient time to the business and affairs of the Corporation as is required to perform the Services;

         (b) carry out its duties in a proper, loyal and efficient manner and use its best efforts to maintain and promote the interests and reputation of the Corporation and refrain from doing anything that is harmful to them; and

         (c) at all times promptly give to the Board (in writing if so requested) all such information and explanations as they may require in connection with matters relating to its retainer hereunder or the business and affairs of the Corporation.

3.4 The Contractor and Cytrynbaum shall not, during the term of this Agreement or thereafter, except in the proper course of its duties for and on behalf of the Corporation, divulge to any person, firm, corporation or other entity whatsoever, and shall use its best efforts to prevent the unauthorized publication or disclosure of, any secret or confidential financial, proprietary or technical information relating to the business and affairs of the Corporation, acquired by the Contractor or Cytrynbaum in performing the Services.

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4.       REMUNERATION AND EXPENSES

4.1 The Corporation shall pay to the Contractor a management service fee of $15,000 per month, payable in advance on the last business day of each month and shall reimburse the Contractor for reasonable expenses incurred in the course of performing the Services. The Contractor shall provide the Corporation with copies of all vouchers, bills, invoices and statements relating to any expenses for which the Contractor claims reimbursement.

5.       TERMINATION OF RETAINER

5.1 The Contractor may terminate its retainer pursuant to this Agreement at any time by providing written notice to the Corporation of not less than 60 days.

5.2 The Corporation may forthwith terminate the Contractors retainer pursuant to this Agreement without prior notice if, at any time the Contractor:

         (a)      commits a material breach of a provision of this Agreement;

         (b) is unwilling or unable to perform the Services under this Agreement; and

         (c) commits fraud or serious neglect or misconduct in the discharge of the Services under this Agreement.

5.3 The Corporation may terminate the Contractor's retainer pursuant to this Agreement at any time by:

         (a) providing prior written notice to the Contractor of not less than the Notice Period; or

         (b) paying a lump sum cash amount equal to the aggregate the Contractor's monthly management fee paid pursuant to Section
                  4. 1 multiplied by the number of months in the Notice Period.

5.4 In consideration of the payment to the Contractor of the aforesaid amounts and the additional provisions of this Agreement, the Contractor agrees that concurrent with the said payment the Contractor shall release and discharge the Corporation from any and all obligations to pay any further amounts to the Contractor with respect to the Contractor's retainer or termination thereof, except as otherwise set out in this Section.

5.5 The Contractor shall not be required to mitigate the amount of any payment provided for in this Section by seeking other retainers or otherwise, nor shall the amount of any payment or benefit provided for in this Section be reduced by any compensation earned by the Contractor as a result of any retainer with another Corporation or otherwise.

5.7 This Agreement shall terminate forthwith if either the Corporation or the Contractor should become bankrupt or insolvent or should either the Corporation or the Contractor be subject to the provisions of the Bankruptcy and Insolvency Act, R.S.C. 1985, c, B-3, or any other Act for the benefit of creditors or should either the Corporation or the Contractor go into liquidation either voluntarily or under an order of a court of competent jurisdiction or make a general assignment for the benefit of its creditors or otherwise acknowledge its insolvency.

5.8 Upon termination of the retainer under this Agreement, the Contractor shall promptly return to the Corporation all correspondence, documents, papers, records and other property of the Corporation prepared or obtained by the Contractor in the course of providing the Services and the Contractor shall not retain any copies thereof.

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6.       NOTICES

6.1 Notices to be given under this Agreement shall be in writing and shall be given to the parties at the addresses specified below. Any notice given shall be deemed to be given on the date delivered if delivered personally and shall be deemed to be given 4 days after being mailed to the address of the party described below when sent by prepaid registered mail.

6.2 The addresses for service of the parties shall be as set out on the first page hereof.

6.3 Any party may change the address for notice by written notice to the other party.

7.       GENERAL PROVISIONS

7.1 This Agreement evidences the entire agreement between the parties and cannot be changed, modified, or supplemented except by a written supplementary agreement executed by both parties.

7.2 This Agreement shall enure to and be binding upon the Corporation and its successors and the Contractor and its successors but otherwise shall not be assignable without the written consent of the other party.

7.4 This Agreement shall be governed by and construed in accordance with the laws of the Province of British Columbia.

7.5 If any provision of this Agreement is judicially determined to be void, illegal or unenforceable, such provision shall be in effective to the extent of such voidness, illegality or unenforceability, but without invalidating or affecting the validity or enforceability of any remaining provisions of this Agreement.

7.6 No waiver by either party to this Agreement of any default in performance on the part of the other party and no waiver by either party of any breach or of a series of breaches of any of the terms, covenants or conditions of this Agreement shall constitute a waiver of any subsequent or continuing breach of such terms, covenants or conditions.


CENTRAL MINERA CORP.

By: /s/ Anne C. Eilers
    ------------------------
        Authorized Signatory


FIRST FISCAL MANAGEMENT LTD.

By: /s/ Michael Cytrynbaum
    ------------------------
        Authorized Signatory